San Diego, CA 92121
1-888-738-3646
www.dexcom.com

July 24, 2017

Quentin Blackford

Dear Quentin:

DexCom Inc. (“DexCom” or the “Company”) is an innovative company working to develop technology for the continuous monitoring of glucose in people with diabetes. We are committed to helping people with diabetes live longer, healthier lives. We believe you would make an excellent addition to the Company. Accordingly, DexCom is pleased to offer you employment on the terms and conditions set forth below.

DexCom will employ you as Executive Vice President, Chief Financial Officer, and you will make best efforts to apply your expertise and discharge your duties in that position. You will report directly to Kevin Sayer, President and CEO, at our facilities in San Diego, CA, subject to necessary business travel. The Company may change your position, duties, and work location as it deems necessary.

Your initial annual salary will be $450,000 (your “Base Salary”), less payroll deductions and all required withholdings. You will be paid semi-monthly and will be eligible to participate in the comprehensive benefit program that we offer to employees and their families, which includes medical, dental and vision insurance plans, a 401(k) investment program, and paid-time-off and holidays. Further details about the Company’s benefit program will be provided to you by our Human Resources Department. DexCom may, in its sole discretion, change your Base Salary or modify the benefit programs in which you participate.

As part of your compensation package, DexCom’s management team will also recommend to the Board of Directors that, following your commencement of employment, you be granted Restricted Stock Units (“RSUs”) with a value of $4,500,000.00, which RSUs shall vest into an equal number of shares of the Company’s common stock in accordance with the vesting schedule below. RSUs are approved quarterly, typically in March, May, August and November, and the grant date is established upon such approval, which normally occurs subsequent to hire date. The RSUs shall vest 25% on the first day of the 13th month after the grant date, and the remaining 75% shall vest in 3 equal annual installments thereafter. These RSUs will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan.

Additionally, you will be eligible to participate in the Company’s discretionary bonus plan (as approved each year by the Board of Directors), with a target payout of 75% of your Base Salary. Your 2017 bonus paid out in March 2018 will be prorated so that you are eligible for 9 months of the 2017 bonus payout.

Finally, DexCom will provide you a sign on bonus of $150,000, subject to applicable taxes and withholdings, payable on the first Company payroll date after your first month of full-time employment at Dexcom.  If you terminate your employment with Dexcom prior to completing one year of employment, you will be required to refund your bonus in full.  If you terminate your employment during year two, you will be required to refund your bonus payment prorated on a monthly basis to the number of full months you do not work for DexCom during that second year.

As a DexCom employee, you will be expected to abide by the Company’s rules and regulations. As a condition of this offer, you must sign and comply with the attached Employee Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of DexCom’s proprietary information among other prohibitions and obligations.

San Diego, CA 92121
1-888-738-3646
www.dexcom.com

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality, or to otherwise violate any obligation to a prior employer in connection with your employment with the Company. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You further agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

DexCom’s normal working hours are 8:00 a.m. through 5:00 p.m., Monday through Friday. You may be required to work additional hours as required by the nature of your work assignments. As an exempt employee, you will not be eligible for overtime.

Your employment relationship with DexCom is at-will. Accordingly, you may terminate your employment with DexCom at any time, for any reason whatsoever, simply by notifying the Company. Likewise, DexCom may terminate your employment at any time, with or without cause or advance notice.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with DexCom. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by an officer of DexCom. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This offer is also subject to the satisfactory completion and results of the Company’s required background and reference check.

Please sign and date this letter, and return it to me by July 27, 2017, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on September 1, 2017, or as agreed upon.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Kevin Sayer
President & CEO

Accepted and Agreed:

/s/ Quentin Blackford
Signature

Quentin Blackford
Name

July 28, 2017
Date

September 1, 2017
Start Date